Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement (“Amendment”) executed as of August 17, 2007 by and among Software Brokers of America, Inc., a Florida corporation (“Company”), Comerica Bank, a Michigan banking corporation (“Bank”).

RECITALS:

A. Company and Bank entered into that certain Credit Agreement dated August 25, 2005, as amended as of November 2, 2006 and May 15, 2007 (“Agreement”).

B. Company and Bank desire to amend the Agreement as set forth below

NOW, THEREFORE, Company and Bank agree as follows:

1. The definition of “Applicable Inventory Advance Percentage” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Applicable Inventory Advance Percentage’ shall mean as of any date of determination the lesser of (i) the percentage which is eighty five percent (85%) of the net orderly liquidation value (expressed as a percentage) of Company’s Inventory, as determined by Bank or a third party appraiser acceptable to Bank based on the most recent appraisal conducted prior to the date of determination, and (ii) sixty percent (60%).”

2. The definition of “Borrowing Base” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Borrowing Base’ shall mean, as of any date of determination, an amount equal to the sum of (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) the lesser of (A) twenty percent (20%) of Eligible Affiliate Foreign Receivables, and (B) the Affiliate Foreign Receivables Cap, plus (iii) the Applicable Percentage of the amount equal to ninety percent (90%) of Eligible Insured Foreign Accounts, plus (iv) the lesser of (A) an amount equal to the sum of (1) sixty percent (60%) of Eligible Inventory plus (2) sixty percent (60%) of the aggregate undrawn face amount of outstanding Eligible Commercial Letters of Credit, and (B) $12,500,000. In no case may the Borrowing Base include reliance on account of both the Eligible Inventory purchased with an Eligible Commercial Letter of Credit and the Eligible Commercial Letter of Credit”.

3. The definition of “Revolving Credit Commitment Amount” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Revolving Credit Commitment Amount’ shall mean Thirty Million Dollars ($30,000,000).”

4. The definition of “Revolving Credit Maturity Date” set forth in Section 1 of the Agreement is amended to read as follows:

“‘Revolving Credit Maturity Date’ shall mean the earlier of (i) August 25, 2010 or (ii) the date on which the Revolving Commitment shall terminate in accordance with the provisions of this Agreement.”

5. The following definitions are added to Section 1 of the Agreement:

“‘Affiliate Foreign Account Cap’ shall mean (i) from the date hereof through October 31, 2007, Four Million Dollars ($4,000,000) and (ii) thereafter, Three Million Dollars ($3,000,000).”

“‘Eligible Affiliate Foreign Account’ means an Account arising in the ordinary course of Company’s business which (i) meets all of the requirements set forth in clauses (a) through (g) and (j) through (m) of the definition of Eligible Account, and (ii) is owing by an Account Debtor which is an Affiliate of the Company and which does not maintain its chief executive office in the United States of America, Puerto Rico or Canada or is not organized under the laws of the United States of America, Puerto Rico or Canada, or any state of province thereof, as applicable.”

“‘Fixed Charge Coverage Ratio’ shall mean as of any date of determination, a ratio, the numerator of which is Net Income for the four quarter period ending on such date, plus Company’s non-cash expenses for such period, less dividends paid or payable by Company during such period, less cash Capital Expenditures (i.e. non-financed Capital Expenditures) made by Company during such period and the denominator of which the aggregate principal and interest payments that became due and payable by Company during such periods on all Debt, including, without limitation, Subordinated Debt, but excluding Debt under the Revolving Credit Note.”

6. Section 2.13 of the Agreement is amended to read as follows:

“2.13 Company shall pay Bank a non-refundable administrative fee annually in advance commencing on the date of this Agreement and on the same day of each year thereafter. The annual fee due under this Section 2.12 shall be paid on August 25 of each year and shall be (i) $100,000 on August 25, 2005, (ii) $50,000 on August 25, 2006, and (iii) $55,000 and on August 25, 2007 and on August 25 of each year thereafter.”

7. Section 6.4 of the Agreement is amended to read as follows:

“6.4 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Company’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times during normal business hours upon oral or written request of Bank, including, without limitation, (i) an annual Collateral audit at Company’s sole expense, provided, that Company shall only be obligated to pay the expenses for one such Collateral audit per year unless an Event of Default has occurred and is continuing and (ii) appraisals of Company’s inventory by a third party appraiser acceptable to Bank, provided, that Company shall only be obligated to pay the expenses for such appraisal once every other year (commencing in 2008) unless an Event of Default has occurred and is continuing.”

8. Section 6.6 of the Agreement is amended to read as follows:

“6.6 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 6.1 (a) and (c) hereof, a statement prepared and certified by the chief financial officer of Company (or in any such officer’s absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Sections 6.11, 6.12, 6.13, 6.15, and 7.9 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes or Default or an Event of Default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on a reasonable examination and inquiry sufficient to assure that such certificate is accurate.”

9. Section 6.13 of the Agreement is amended to read as follows:

“6.13 Maintain for the fiscal year ending December 31, 2007, Net Income of not less than $7,500,000.”

10. Section 6.15 is added to the Agreement to read as follows:

“6.15 Maintain as of the last day of each fiscal year of Company, commencing with the fiscal year ending December 31, 2008, a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0.”

11. Section 9.1(b) of the Agreement is amended to read as follows:

“(b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 6.1, 6.3, 6.4, 6.5, 6.6, 6.8, 6.11, 6.12, 6.13, 6.14 n or 6.15, or Section 7 in its entirety;”

12. Exhibit “B” of the Agreement is replaced by the form of Exhibit B annexed hereto.

13. Upon execution of this Amendment, Company shall pay Bank a non-refundable closing fee of $5,000.

14. Company will reimburse the Bank for all costs and expenses, including reasonable attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment and the documents, instruments and agreements executed in connection herewith.

15. The amendments contained herein shall be effective upon execution of this Amendment by Company and Bank, receipt by Bank of all other loan documents listed on the Closing Agenda of even date herewith duly executed by the parties thereto and payment of the fee required under paragraph 11 above.

16. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect, the liability of the Company howsoever arising or provided for in the Agreement, as hereby modified or amended, is hereby reaffirmed.

17. The Company hereby represents and warrants that, after giving effect to the amendments contained herein; (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement), or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof.

18. Company hereby waives, discharges, and forever releases Bank and the Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns (collectively, the “Released Parties”), from and of (i) any and all claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties arising under or in connection with the financial arrangements between Company under Agreement and/or any of the other Loan Documents (as defined in the Credit Agreement) at any time up through and including the date of this Amendment, and (ii) any and all other claims, causes of action, allegations or assertions that Company has or may have had against any or all of the Released Parties at any time up through and including the date of this Amendment, and which are known to Company (collectively, the “Known Claims”), regardless if any such Known Claims arose as a result of Bank’s actions or omissions in connection with the financial arrangements between Company and Bank, any amendments, extensions, or modifications thereto, or Bank’s administration of those financial arrangements.

WITNESS the due execution hereof on the date and year first above written.

COMERICA BANK		SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Rocio de Ojeda	By:	/s/ Anthony Shalom
Anthony Shalom

Its:		Its:	President

THIS REVOLVING CREDIT NOTE RENEWS, EXTENDS, INCREASES AND/OR MODIFIES THAT CERTAIN $27,500,000 REVOLVING CREDIT NOTE DATED MAY 17, 2007 BY SOFTWARE BROKERS OF AMERICA, INC. PAYABLE TO COMERICA BANK, WHICH RENEWED, EXTENDED, INCREASED AND/OR MODIFIED THAT CERTAIN $25,000,000 REVOLVING CREDIT NOTE DATED AUGUST 25, 2005 BY SOFTWARE BROKERS OF AMERICA, INC. PAYABLE TO COMERICA BANK, EVIDENCING AN ORIGINAL PRINCIPAL AMOUNT OF $25,000,000. IN CONNECTION WITH THE ISSUANCE OF THE $25,000,000 REVOLVING CREDIT NOTE, FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2450 WAS PAID DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE CERTIFICATE OF REGISTRATION NO. 38-0477375-16-01. NO ADDITIONAL DOCUMENTARY STAMP TAX IS DUE ON THIS NOTE.

REVOLVING CREDIT NOTE

Miami, Florida
$30,000,000	August 17, 2007

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, SOFTWARE BROKERS OF AMERICA, INC., a Florida corporation (“Company”) promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called “Bank”) at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of THIRTY MILLION DOLLARS ($30,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of August 25, 2005, made by and between Company and Bank (herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose to the extent such property or assets is not excluded from the definition of Collateral.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees (to the extent such transferee obtains rights in a transfer permitted under the Agreement or by operation of law) of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

This Note amends, restates, supersedes, replaces and increases that certain Revolving Credit Note dated as of May 17, 2007 made in the principal amount of $27,500,000 by Company payable to Bank (“Existing Note”) which amended, restated, superseded, replaced and increased that certain Revolving Credit Note dated as of August 25, 2005, made in the principal amount of Twenty Five Million Dollars ($25,000,000) by Company payable to Bank, and the initial Advance under this Note shall be deemed first applied, to the extent necessary, to repay the existing indebtedness of Company to Bank under the Existing Note; provided, however, the execution and delivery by Company of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of Company’s indebtedness evidenced by the Existing Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note.

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Anthony Shalom

Its:	CEO